Exhibit 5.2

faegredrinker.com
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

February 9, 2021

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company (the “Company”) in connection with (i) the preparation of a Registration Statement on Form S-3, as amended, File No. 333-236148 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein and (ii) the Prospectus Supplement dated January 25, 2021 to the Prospectus dated February 25, 2020 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of 2,000,000 additional depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series CC, no par value (the “Series CC Preferred Stock”) of the Company.

The Depositary Shares are to be issued under the Deposit Agreement, dated February 1, 2021, entered into by the Company, Equiniti Trust Company, as depositary (the “Depositary”), and the holders from time to time of depositary receipts (the “Depositary Receipts”) evidencing Depositary Shares (the “Deposit Agreement”), and sold pursuant to the Underwriting Agreement, dated January 25, 2021, between the Company and the underwriters named therein (the “Underwriting Agreement”).

We have examined or are otherwise familiar with such documents, records, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) the Deposit Agreement has been duly authorized and executed by the Company and is a valid and binding obligation of Company, and (b) upon the due execution by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of the shares of Series CC Preferred Stock in accordance with the provisions of the Deposit Agreement and payment for the Depositary Shares in accordance with the Underwriting Agreement, the Depositary Receipts evidencing the Depositary Shares will be valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The foregoing opinions are subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally

Wells Fargo & Company

February 9, 2021

from time to time in effect and subject to general equity principles, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinions, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

We have relied as to certain relevant facts upon certificates of, and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, (ii) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (iii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iv) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

As to matters relating to the Series CC Preferred Stock being validly issued, fully paid and non-assessable, we have relied, with the Company’s consent, upon the opinion of even date herewith addressed to the Company by Richards, Layton & Finger, P.A. All assumptions, qualifications and exceptions in such opinion are incorporated herein by reference.

Our opinions set forth herein are limited to the laws of the State of Minnesota and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Wells Fargo & Company

February 9, 2021

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Dawn Holicky Pruitt
Dawn Holicky Pruitt